EXHIBIT 99.1

Transcript of

BK Technologies Corp.

BKTI Fourth Quarter 2022 Earnings Call

March 16, 2023

Participants

John Suzuki - CEO, BK Technologies Corp.

Scott Malmanger - Chief Financial Officer, BK Technologies Corp.

Analysts

Bruce Galloway - Galloway Capital

Bill Anderson - Bard Associates

Presentation

Operator

Good morning, ladies and gentlemen, and welcome to the BK Technologies Corporation Conference Call for the Fourth Quarter and Year End 2022. This call is being recorded. All participants have been placed on a listen-only mode. Following management's remarks, the call will be open to questions. There is a slide presentation that accompanies today's remarks, which can be accessed via the webcast.

Before turning the call over to our Chief Executive Officer, Mr. John Suzuki for opening remarks, I'll provide the safe harbor statement. Statements made during this conference call and presented in the presentation that are not based on historical facts are forward-looking statements. Such statements include, but are not limited to, projections or statements of future goals and targets regarding the company's revenue and profits. These statements are subject to known and unknown factors and risks.

The company's actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. And some of the factors and risks that could cause or contribute to such material differences have been described in this morning's press release and in BK's filings with the U.S. Securities and Exchange Commission.

These statements are based on information and understandings that are believed to be accurate as of today, and we do not undertake any duty to update such forward-looking statements.

I will now turn the call over to John Suzuki, CEO of BK Technologies. Mr. Suzuki, you may begin.

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John Suzuki - CEO, BK Technologies Corp.

Thank you, Holly [ph]. Thank you everyone for joining today. I'll start by reviewing some of our highlights of our operations and financial results during the quarter. Then I'll turn it over to our Chief Financial Officer, Scott Malmanger for a deeper dive into our financial results. We'll conclude by opening up the call for a brief Q&A.

Turning to Slide 3. The fourth quarter caps off a challenging yet exciting year for BK Technologies. In the quarter, we shipped 11,200 radios, bringing the shipments for the year to 25,200 in line with our previously disclosed expectation. The supply chain issues that we faced in Q1 and Q2 have been largely mitigated and our expanded manufacturing capacity is fully operational. The bottom line is that our BKR 5000 has been a success in the marketplace and our customers love the product.

Second, we have recently made considerable progress towards the launch of our BKR 9000 multiband radio. We submitted the product to the FCC in December, and it is our expectation that we will receive FCC certification shortly. We're excited to bring this product to market and look forward to getting this technology into our customer's hands. The BKR 9000 has multiband capabilities that will provide opportunities in several new markets. With this expanded exposure, our potential addressable market will be exponentially larger.

Finally, in October 2022, our SaaS business unit launched our first service InteropONE, an innovative product that is filling what we believe is a dire need in the industry. It is a new push to talk over cellular service, which enables universal interoperability between different technologies and service providers to deliver on demand group communications for first responders. Field trials have started with Federal, State and Local agencies, and we recently received our first order from a large public safety agency in a top five U.S. metropolitan market.

Turning to Slide 4. Our BKR 5000 radio continues to see strong traction in the marketplace. In the quarter, we shipped a record 11,200 units more than double the amount shipped in the third quarter. As new and existing customers upgrade their radio fleets, they recognize the high performance, durability, and value of our BKR 5000 driving strong demand for this product. In addition to growing demand, much of this increase was related to the easing of supply chain constraints and material shortages being cleared in time for the fourth quarter shipments.

During 2022, we added a second production line at our Melbourne Florida facility, significantly increasing our manufacturing capacity and allowing us to get more product out the door in the fourth quarter.

Turning to Slide 5. We're entering 2023 very well positioned to continue to drive growth. Based on the strong backlog and bookings momentum, coupled with our pending BKR 9000 launch, we are targeting the shipment of 32,000 to 36,000 radio units in 2023. If we meet that target, this would represent radio unit shipment growth of 25% to 40% compared to 2022.

Now turning to Slide 6. We're at a very exciting point in the pending launch of the BKR 9000. It has taken a little bit longer than hoped, but we're very close to the starting point in fulfilling the pent-up demand for this product. In December 2022, we delivered the radios for FCC testing and certification and we expect to receive FCC certification shortly. Once we receive certification, we'll turn our attention to completing the transition from development to manufacturing and finally shipping. As part of our pre-launch activities, we've been conducting extensive testing on the product's durability. In emergency situations, particularly in remote and rugged areas the reliability and durability of our product is paramount importance to our customers.

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As you can see in the pictures on the right side of the slide, even driving over the BKR 9000 with a 13-ton fire truck could not stop it from working. This is just one difference between designing a device for the first responder market versus the retail market. We're seeing a great deal of market interest for the BKR 9000 with pre-orders already accounting for the first three months of production. We look forward to keeping you appraised of our progress as we continue to move closer to the finish line.

Turning to Slide 7. In October 2022, our SaaS business launched InteropONE, the only PTToC service that enables interoperability between first responders through the on demand creation of user talk groups. We believe InteropONE has a tremendous market opportunity to address a broader market audience within the public safety communications market and will serve as a blueprint for our development of additional BKRplay services, which will ultimately drive more demand for our BKR series radios.

The public safety market is massive. We believe the addressable market for InteropONE alone is around $150 million, and this assumes a low single-digit market penetration. Many field trials are underway with various federal agencies under the Department of Homeland Security, Department of Justice, USDA and Department of Interior. Importantly, we recently received our first purchase order for service, from a large public safety agency in a top five U.S. metropolitan market. We are confident that this will be the first of many to come.

We believe that our InteropONE patent pending technology has the potential to close the current interoperability gap in public safety communications by enabling all first responders to communicate together in minutes. And an industry where situation awareness and response times or everything, if InteropONE can improve first responder response times, lives can be saved.

Before I turn over the call to Scott Malmanger, our Chief Financial Officer, I wanted to address our decision as announced in this morning's press release to suspend the dividend. While we understand that this decision might disappoint some of you, at this time of heightened growth, we believe that our ability to invest our capital in the development and marketing of our products and services will enable us to generate higher shareholder returns in the long-term.

As I just finished detailing, we're seeing significant market interest in our BKR 5000 and the BKR 9000, and we're focused on positioning the company to best capitalize on these opportunities, along with the future opportunities associated with the continued success of InteropONE.

Now I'll turn over the call to Scott who will review the financial and operating highlights. Scott?

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Scott Malmanger - Chief Financial Officer, BK Technologies Corp.

Thank you, John. The following is a summary of our financial and operating results for the period ending December 31, 2022. Sales for the fourth quarter totaled approximately $20.3 million compared with $12.8 million for the same quarter last year. Fourth quarter bookings were $8.2 million, and the company received bookings of $71 million for the full-year 2022. Gross profit margins as a percentage of sales in the fourth quarter were 22% compared with 36% in the fourth quarter last year. The decrease in gross profit margins primarily reflect cost increases in material and freight costs, as well as a one-time inventory adjustment of $254,000 related to certain components for our BKR product line.

Selling, general and administrative expenses or SG&A for the fourth quarter totaled approximately $6 million compared with $4.4 million for the same quarter last year. Specifically, engineering expenses for the fourth quarter of 2022 included a one-time write-off of $646,000 for new product development components that were not included in the final design of the BKR 9000 radio. Operating loss totaled $1.6 million compared with an operating income of $227,000 for the fourth quarter last year.

In the fourth quarter of 2022, we recognized the net realized and unrealized gain of $708,000 on our investments compared with an unrealized loss of $530,000 in the same quarter last year. We recorded a net loss of $961,000 or $0.06 per basic and diluted share in the fourth quarter 2022 compared with a net loss of $303,000 or $0.02 per basic and diluted share in the prior year period. However, adjusting for the previously mentioned one-time inventory adjustment and new product component write-off, we recorded an adjusted net loss of $61,000 or break even adjusted earnings per share.

And finally, as of December 31, 2022, we have approximately $1.9 million of cash and cash equivalents and only $329,000 in long-term debt. From a liquidity standpoint, we believe that our current cash position combined with anticipated cash generated primarily by radio sales and borrowing availability under our credit facility, provides us with the working capital that we need to grow our business.

As we announced in the press release, we have also suspended our dividend in order to prioritize our capital allocation on organic growth, specifically the BKR 5000, launch of the BKR 9000 and the SaaS division, which we believe will generate higher long-term shareholder returns.

I will now turn the call back over to John.

John Suzuki - CEO, BK Technologies Corp.

Thank you, Scott. On Slide 9, we lay out our focus for 2023. First, we're focused on maximizing production efficiency. Our capacity is set to produce up to 10,000 radios per quarter or 40,000 for the full-year. We are targeting production of 8,000 to 10,000 radios per quarter and the shipment of 32,000 to 36,000 radios for the full-year.

Second, we are focused on driving gross margin improvement. We are targeting a gross margin of 35% for the full-year 2023. This margin improvement will be driven by achieving incremental product cost improvement throughout the year. Third, we want to establish large beachheads in the Federal, State and Local public safety markets for the BKR 9000 multiband portable radio and InteropONE.

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Our last slide, Slide 10. We reiterate our longer-term goal of reaching $100 million in revenue by 2025. We are investing in our growth and creating a leader in the public safety industry. Our BKR 5000 is widely adopted by new customers as well as existing customers. Likewise, once launched the BKR 9000 will considerably expand our target markets.

Finally, our new SaaS business unit is establishing traction with the launch of InteropONE. This new business division solves a need in the industry and adds new public safety verticals for us and has the opportunity to deliver high margin reoccurring revenue over time.

With that, I'll turn the call over to the operator for questions.

Operator

At this time, we will be conducting a question-and-answer session. [Operator Instructions]. Your first question for today is coming from Eli Beasley [ph] at LionTree Capital.

Q: Hey guys, thanks for taking my question. Could you talk a little bit more about the anticipated margin profile for the 9000 versus the 5000?

John Suzuki - CEO, BK Technologies Corp.

Yes, thank you for the question, Eli. Basically, the average selling price of the BKR 9000 is approximately two times the selling price of the BKR 5000. From a cost perspective, the BKR 9000 is only marginally more expensive to manufacture than the BKR 5000. We are also still working to improve margins for the BKR 5000.

Q: Got it. Great, thank you. That's all for me.

John Suzuki - CEO, BK Technologies Corp.

Thank you.

Operator

Your next question from today is coming from Bruce Galloway at Galloway Capital.

Q: Hey guys. You had mentioned in the third quarter that margins were improving and that the cost pressures and shipping pressures and snags in the supply chain were behind you. Could you talk about margins this quarter and elaborate why they were 22% and where they're going to be in the first quarter and going forward?

Scott Malmanger - Chief Financial Officer, BK Technologies Corp.

Sure, this is Scott. I think the primary things there, we still had inventory that was basically burning off, that was higher cost inventory. Going forward for the first quarter, we are expecting to see margin improvement in Q1 on the path of returning to historical levels. And we are planning improved margins throughout the year and believe that we will be at 35% plus for the full-year 2023.

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Q: Also could you address the SG&A, the SG&A net of the $600,000 write down was still, I think $5.4 million versus normalized $4.6 million. Why was that high? Was it because of the developmental costs of the 9000?

Scott Malmanger - Chief Financial Officer, BK Technologies Corp.

Yes, there were costs related to the development of the 5000 and we also had development costs for the SaaS business and then other public reporting cost increases.

John Suzuki - CEO, BK Technologies Corp.

So part of it was the certification, Bruce. Hi this is John Suzuki. Another element is we had to pay for certification for the 9000, which was pretty expensive.

Q: Okay.

Operator

[Operator Instructions]. Your next question for today is coming from Bill Anderson at Bard Associates.

Q: Hi. great revenue quarter, but yes, we're all disappointed about the gross margin. What does that say about your ability to raise prices? Are these contracts signed and then you just have to fulfill them at, with no increment priced?

John Suzuki - CEO, BK Technologies Corp.

Yes, so good morning. Appreciate the call. This is John Suzuki. I appreciate the question, Bill. So yes, in the government side, there is certainly some level of ability to raise prices and most of our radios, if not all the radios are sold under some sort of government contract, which gives you only a certain amount of times to raise prices, which we did do throughout 2022, and we'll continue to do opportunistically in 2023.

But if I remind you the backlog that we have was created starting at the early part of 2022. So we are still working through a lot of that backlog with a lot of pricing that took place in the early part of 2022. So as the backlog winds down and that the new orders that were created in the latter half of the year and into this year, we expect to see that part of the margin improvement that we're expecting this year will come from the higher prices that we set at the end of -- in the second half of last year.

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Q: Okay. That's reassuring. Cash flow, it looks like you burned a little cash in the fourth quarter?

John Suzuki - CEO, BK Technologies Corp.

Yes.

Q: Okay. And Q1, what's the cash situation look like there?

John Suzuki - CEO, BK Technologies Corp.

Well, I think I would answer it this way. We do not need to raise capital due to the $15 million line of credit. So we have the line in place that will basically sustain our growth plans for 2023 to reach the $100 million revenue target for 2025. So that's why we put the new line of credit for $15 million in place in November.

Q: And you've got what, $6 million drawn on that?

John Suzuki - CEO, BK Technologies Corp.

Yes. We've got plenty of availability left.

Q: Okay. Another question, so first of all, sales of the 9000, these can't commence until you get the FTC authorization?

John Suzuki - CEO, BK Technologies Corp.

Yes, the actual shipping of it, we're just taking pre-orders. That's correct.

Q: Okay. Do you have an estimate for how much you're going to sell? How many 9000s you're going to sell this year?

John Suzuki - CEO, BK Technologies Corp.

We do. We're not going to break down the units for competitive reasons. Bill, I hope you understand. The 9000 specifically is taking market share from our competitors in the marketplace. And at this point, we really want to get our beachheads in place before we start advertising the level of success we're having with this radio.

I would say that you will see that success in our revenue growth and our margin improvement because the 9000 has a significantly better gross margin or product margin. So you will see -- you will see the impact of that in our revenue growth and our gross margin improvement.

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Q: Okay, great. Last question for me, the InteropONE, very exciting product. Do all of the people have to have the app for it to work?

John Suzuki - CEO, BK Technologies Corp.

Yes, excellent question, Bill. I think that's one of the challenges I think that faces the public safety market today. Push-To-Talk Over Cellular is not a new concept. It's been around since the next -- the Nextel days. So it's not a new concept. What's new that's innovative about InteropONE is just the ability to take anyone that has a smartphone and bring them into your communication Talk group in a matter of minutes.

And that person may or may not be on the same carrier as you are. They may or may not be a subscriber of InteropONE and most likely do not have the BKRplay application on their phone. And so the way InteropONE works is, is that we can send a text message to that smartphone. If you can send a text message to someone, you can participate in a Talk group and BKRplay.

Basically the text message will send you to either the Apple Store or the Google Store. You'll download the application at that time. And then once you've installed it on your phone, then the phone, the application is already provisioned with the Talk group of your host user. So the whole process takes a matter of minutes from when you get your text message to when you're actually talking on the Talk group. That's the patent pending technology that we put in place and that is the feature that is unique to all the other eight other Talk providers in the industry.

And that's the feature that our customers are excited about because you can imagine when they get on scene, they don't always know who they need to talk to. And there are lots of cases when they go on scene that they don't have a common communication platform, which slows down the response times. InteropONE is designed so that you can link these people together very quickly and provide that communication platform to improve their response times.

Q: But they have to have the app or pay for it within that period?

John Suzuki - CEO, BK Technologies Corp.

No, no. So, the link, the text message link, we will send them automatically to their appropriate store, which they will download for free. The application is free. In fact, you can download it today. The difference is that when a host agency, when an InteropONE subscriber sends you a link when you download or when they download that application and open up the application, it comes provisioned already with the Talk groups, with the group communication pass already established. If you were to download it from the website today, it would be a basically a blank app.

So you wouldn't be able to access it. You can just download it on your phone. So that's the key difference. The other point you raise is paying for it. So as a guest user, I pay nothing, right? The download is free. I pay nothing for the service. The way the model is set up is that the host agency pays. So it's like in the old days of calling party pays for a long distance. When I made a long distance call, it's the person who made the call pays for the long distance fees. The person who receives the call pays nothing. This is exactly the same model that we're using for InteropONE. It's the host agency that's requesting the assistance. They're asking for your participation, and therefore it should be the host agency that pays for your temporary subscription on InteropONE. And that's another, I'll tell you, that's another feature that the public safety, that the customers really like because there's no disputing on who pays and the people who need the help, they agree, they should pay.

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Q: Yes, interesting. Interesting, okay. Well, great. Listen, best of luck. Look forward to some profits here in the near future.

John Suzuki - CEO, BK Technologies Corp.

Thank you, Bill. Appreciate it. Have a good day.

Operator

We have reached the end of the question-and-answer session, and I will now turn the call over to John for closing remarks.

John Suzuki - CEO, BK Technologies Corp.

Thank you, Holly. Thank you all for participating in today's call. We look forward to speaking with you again when we report our Q1. All the best to all of you and have a great day.

Operator

This concludes today's conference and you may disconnect your lines at this time. Thank you for your participation.

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